EXHIBIT 99.1

Positive Results Shown With Agenus' QS-21 Stimulon(R) Adjuvant in Phase 3 Trial of GlaxoSmithKline's Malaria Vaccine

  First time a QS-21 containing vaccine has demonstrated efficacy in a Phase 3 trial
  QS-21 Stimulon® adjuvant currently being studied in 15 indications
    o   including four Phase 3 studies by GlaxoSmithKline

LEXINGTON, Mass., Oct. 18, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced that the New England Journal of Medicine published results of a Phase 3 trial of GlaxoSmithKline (NYSE: GSK) Biologicals' RTS,S malaria vaccine candidate containing the Company's QS-21 Stimulon adjuvant.* QS-21 is a component of AS01B, which is one of GSK Biologicals' proprietary adjuvant systems used in RTS,S.

Results of the study, the largest malaria vaccine efficacy and safety trial ever conducted in Africa by GlaxoSmithKline and its partners, demonstrate that RTS,S provided young African children with significant protection against clinical and severe malaria – reducing risk by 56 percent and 47 percent, respectively, for the 12-month period following vaccination. These results were also announced today at the Malaria Forum hosted by the Bill & Melinda Gates Foundation in Seattle, Washington.

Malaria is responsible for close to 800,000 deaths each year, most of whom are children under five in sub-Saharan Africa. The Phase 3 trial was conducted at 11 trial sites in seven countries across sub-Saharan Africa in 6,000 children aged 5 to17 months.

"We are very proud to be part of this important development program with the potential to prevent millions of malaria cases," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus Inc. "The results from this trial mark a significant milestone for our adjuvant business, as it is the first time a QS-21-containing vaccine has demonstrated efficacy in a Phase 3 trial. Our QS-21 Stimulon adjuvant has become an essential part of many vaccines in clinical development; over the next 15 months we expect additional, pivotal data from multiple important clinical programs that are being developed by our corporate partners."

Agenus' QS-21is a novel adjuvant contained in a substantial number of GSK's vaccines currently in clinical development, including four GSK programs that are in Phase 3 studies. Agenus is entitled to receive milestone payments as QS-21 containing programs advance, as well as royalties for 10 years after commercial launch.

About GSK's RTS,S Program

The efficacy and safety results in 6 to 12 week-old infants from the ongoing RTS,S Phase 3 trial are expected by the end of 2012. An analysis of severe malaria episodes so far reported in all 15,460 infants and children enrolled in the trial at 6 weeks to 17 months of age has been performed. This analysis showed 35% efficacy over a follow-up period ranging between 0 and 22 months (average 11.5 months). It is anticipated that the RTS,S malaria vaccine candidate could be available as early as 2015.

The overall incidence of serious adverse events (SAEs)** in this trial was comparable between the RTS,S candidate vaccine (18%) recipients and those receiving a control vaccine (22%). Differences in rates of SAEs were observed between the vaccines groups for specific events, such as seizures and meningitis, and were higher in the malaria vaccine group. Seizures were considered to be related to fever and meningitis was considered unlikely to be vaccine-related. These events will continue to be monitored and additional information about the safety profile of the RTS,S malaria vaccine candidate will become available over the next three years. The RTS,S malaria vaccine candidate is still under development and will be subject to the evaluation of the benefits and risks by regulatory authorities before being made available.

RTS,S is a scientific name given to this malaria vaccine candidate and represents the composition of this vaccine candidate. RTS,S aims to trigger the immune system to defend against Plasmodium falciparum malaria parasite when it first enters the human host's bloodstream and/or when the parasite infects liver cells. It is designed to prevent the parasite from infecting, maturing and multiplying in the liver, and from re-entering the bloodstream and infecting red blood cells, at which point the affected person would begin to show symptoms of the disease.

For additional information on RTS,S, please visit GSK's website at www.gsk.com.

About Agenus' QS-21 Stimulon® Adjuvant

Agenus' flagship adjuvant, QS-21 Stimulon adjuvant, is a saponin extracted from the bark of the Quillaja saponaria tree, also known as the soap bark tree or Soapbark, an evergreen tree native to warm temperate central Chile. Agenus' QS-21 has become a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. QS-21 Stimulon adjuvant has been widely studied in clinical development and tens of thousands of patients have received vaccines containing the adjuvant.  QS-21 Stimulon adjuvant is being studied in clinical trials for approximately 15 vaccine indications, of which four are in Phase 3 studies and include GSK's vaccine programs for RTS,S for malaria, MAGE-A3 for non-small cell lung cancer, MAGE-A3 for melanoma and Herpes Zoster for shingles. In addition, Janssen's QS-21 Stimulon adjuvant-containing vaccine candidate is in Phase 2 trials for the treatment of Alzheimer's disease.  Agenus' licensees include GlaxoSmithKline, Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson and Integrated Biotherapeutics.  Independently, Agenus expects to advance HerpV, the Company's novel genital herpes vaccine containing QS-21, into a Phase 2 trial during 2012.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

About GSK Biologicals

GlaxoSmithKline Biologicals (GSK Biologicals), GlaxoSmithKline's vaccines business, is one of the world's leading vaccine companies and a leader in innovation. The company is active in vaccine research, development and production with over 30 vaccines approved for marketing and 20 more in development - both in the prophylactic and therapeutic fields. Headquartered in Belgium, GSK Biologicals has 14 manufacturing sites strategically positioned around the globe. In 2010, GSK Biologicals distributed 1.43 billion doses of vaccines to 179 countries in both the developed and the developing world.

Through its accomplished and dedicated workforce, GSK Biologicals applies its expertise to the discovery of innovative vaccines that contribute to the health and well-being of people of all generations around the world.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company's technologies and product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

*QS-21 Stimulon® adjuvant is an asset of Antigenics, Inc., a wholly owned subsidiary of Agenus Inc.

**A serious adverse event refers to any medical event that occurs during the course of a clinical trial and that results in death, is life threatening, requires inpatient hospitalization, or results in a persistent or significant disability or incapacity needs, regardless of whether the SAE is considered to be caused by the study vaccination, all SAEs are reported to regulatory authorities.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

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